EXHIBIT 10.9

PATTERSON COMPANIES, INC.
NON STATUTORY STOCK OPTION AGREEMENT
PURSUANT TO PATTERSON COMPANIES, INC.
AMENDED AND RESTATED 2015 OMNIBUS INCENTIVE PLAN

Name:	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
Grant Date:	%%AWARD_DATE,’Month DD, YYYY’%-%
Award Number:	%%AWARD_NUMBER%-%
Shares Granted:	%%TOTAL_SHARES_GRANTED,’999,999,999’%-%
Market Value:	%%MARKET_VALUE%-%

Option No.: [Option Number]
This Non-Statutory Stock Option Agreement (the “Agreement”) is dated [Option Date] and is entered into by and between Patterson Companies, Inc., a Minnesota corporation (the “Company”), and [Employee Name] (the “Optionee”).
WITNESSETH:
1.               Grant of Option.  Pursuant to the provisions of the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) and subject to the additional terms and conditions set forth herein, the Optionee has been granted on the date hereof the right and option to purchase from the Company all or a part of an aggregate of [Shares Granted] shares of Common Stock ($.01 par value) at the purchase price of [Option Price] per share (the “Option”).  The Option is not intended to constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986.
2.               Terms and Conditions.  It is understood and agreed that this Agreement and the Option are subject to the following terms and conditions and to the terms and conditions of the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety.  The Optionee, by execution of this Agreement, acknowledges having access to a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will control.  All capitalized terms in this Agreement not otherwise defined shall have the meaning(s) ascribed to them in the Plan.

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(a)              Expiration Date.  The Option shall expire ten years after the date hereof.
(b)         Exercise of Option.  The Option shall become exercisable according to the Vesting Date(s) as shown on the attached Schedule.  The Option shall be exercisable only in accordance with the provisions of the Plan.  As set forth in Section 15.2 of the Plan, if the Optionee’s employment with the Company or a Subsidiary terminates as a result of Optionee’s Retirement prior to the Option becoming fully exercisable, the Option will be unaffected by such Retirement, so that the requirement to remain in continuous employment with the Company or a Subsidiary in order for the Option to become exercisable shall be disregarded.
(c)               Payment of Purchase Price Upon Exercise.  The total purchase price of the shares to be purchased upon exercise of the Option will be paid entirely in cash (including check, bank draft or money order) or, in whole or in part, by (i) tender of a broker exercise notice; (ii) by tender, either by actual delivery or attestation as to ownership, of previously acquired shares; (iii) a “net exercise” of the Option (as further described below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Compensation and Human Capital Committee of the Board of Directors of the Company in its sole discretion. In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Optionee but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value (as defined in the Plan) on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method. Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Optionee as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to the Plan. For purposes of such payment, previously acquired shares tendered or covered by an attestation will be valued at their Fair Market Value (as defined in the Plan) on the exercise date of the Option.
(d)            Non-Transferability of Options.  The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, whether voluntarily or involuntarily, other than by will or by the laws of descent or distribution, or as otherwise provided under Section 18.4 of the Plan.
(e)          No Rights as Shareholder.  Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance to him or her of such shares of Common Stock.
(f)          No Right to Continued Status as an Employee.  This Option shall not confer upon Optionee any right with respect to continued status as an employee of the Company, nor shall it interfere in any way with the right of the Company to terminate his or her status as an employee at any time.

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3.           Investment Representation.  As a condition to the exercise of the Option, the Company may require the person exercising the Option to represent and warrant at the time of exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock, if, in the opinion of counsel for the Company, such a representation is required by any relevant provisions of law.  The shares of Common Stock may be issued with appropriate legends on stock certificates representing the shares of Common Stock, and the Company may place stop transfer orders with respect to the shares of Common Stock.
4.           Optionee Agreements.  In exchange for and by accepting the benefits afforded by this Agreement, and to protect the Company’s confidential, proprietary, and trade secret information, and the Company’s investment in building the relationships with its customers, suppliers and distributors, the Optionee agrees to the terms below.
(a)            Non-Solicitation of Customers, Suppliers, or Distributors.  Optionee agrees that during Optionee’s employment with the Company and for a period of twelve (12) months following the voluntary and involuntary termination of Optionee’s employment for whatever reason (the “Restricted Period”), Optionee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit or encourage any customer, supplier, or distributor of the Company to (i) do business that could be done with the Company with any person or entity other than the Company or (ii) terminate or otherwise modify adversely its business relationship with the Company.
(b)     Non-Solicitation of Employees.  Optionee agrees that during Optionee’s employment with the Company and during the Restricted Period, Optionee shall not directly or indirectly, whether individually or as an owner, agent, representative, consultant or employee, participate or assist any individual or business entity to solicit, employ or conspire with others to employ any of the Company’s employees.  The term “employ” for purposes of this Section 4(b) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise.  Notwithstanding the foregoing, any general advertisement or public solicitation that is not directed specifically to employees of the Company shall not constitute a breach of this Section 4(b).
(c)           Confidential Information. Optionee acknowledges that in the course of Optionee’s employment with the Company, Optionee will have access to Confidential Information. "Confidential Information" includes but is not limited to information not generally known to the public, in spoken, printed, electronic or any other form or medium relating directly or indirectly to: business processes, practices, policies, plans, documents, operations, services and strategies; contracts, transactions, and potential transactions; negotiations and pending negotiations; customer and prospect information including, without limitation, customer and

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prospect lists, purchase and order histories, and equipment pipelines; proprietary information, trade secrets and intellectual property; supplier and vendor agreements, strategies, plans and information; financial information and results; legal strategies and information; marketing plans and strategies; pricing plans and strategies; personnel information and staffing and succession planning practices and strategies; internal controls and security policies, strategies and procedures; and/or other confidential business information that Optionee will learn, receive or use at any time during Optionee’s employment with the Company, whether or not such information has been previously identified as confidential or proprietary.
Confidential Information may be contained in written materials, such as documents, files, reports, manuals, drawings, diagrams, blueprints and correspondence, as well as computer hardware and software, and electronic or other form or media. It may also consist of unwritten knowledge, including ideas, research, processes, plans, practices and know-how.
Confidential Information does not include information that: (i) is in or becomes part of the public domain or information generally known in the trade, other than as a result of a disclosure by or through Optionee in violation of this Agreement or by a third-party in breach of a confidentiality obligation; (ii) information that Optionee acquires or independently develops completely independently of Optionee’s employment with the Company; (iii) is lawfully disclosed to Optionee by a third party provided the third party did not receive it due to a breach of this Agreement or any other obligation of confidentiality; (iv) was lawfully in Optionee's possession prior to providing services for the Company, provided that said information was not obtained from the Company; or (v) is required to be disclosed by law or the order of any court or governmental agency, or in any litigation or similar proceeding; provided that prior to making any such required disclosure, Optionee shall notify the Company in sufficient time to permit the Company to seek an appropriate protective order.
Optionee agrees that Optionee shall not, at any time during Optionee’s employment with the Company or thereafter, disclose or otherwise make available Confidential Information to any person, company or other party. Further, Optionee shall not use or disclose any Confidential Information outside the scope of Optionee’s employment with the Company at any time without the Company's prior written consent. This Agreement shall not limit any obligations Optionee may have under any other employee confidentiality agreement with the Company or under applicable law nor shall it limit Optionee’s right to provide truthful information to any governmental agency without prior notice to the Company.
(d)             Return of Documents, Materials, and Property.  Optionee agrees that at the end of Optionee’s employment with the Company, or at the Company's earlier request, Optionee will return all originals and copies of any documents, materials or other property of the Company and the Company's customers, whether generated by

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Optionee or any other person on Optionee’s behalf or on behalf of the Company or its customers. This includes all copies and all materials on paper, on disk, on a computer, or in any computerized or electronic medium. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to Confidential Information, which were furnished to Optionee by the Company, purchased or leased at the expense of the Company, or produced by the Company or Optionee in connection with Optionee's employment will be and remain the sole property of the Company, except as otherwise provided herein. All copies of Company property, whether in tangible or intangible form, are also the property of the Company. Optionee agrees that Optionee will not retain any paper or electronic copies of these documents and materials. Further, upon Optionee’s termination, or at the Company’s earlier request, Optionee agrees to provide the Company or its designated representative with access to any mobile device (including but not limited to any cell phone, laptop, tablet, floppy disk, CD, DVD, zip drive, jump drive, thumb drive, memory card, memory stick or other portable hard drive or external computer information storage device) owned by Optionee and connected to the Company’s network, used for Company business, or used to store Company-related information, including but not limited to Confidential Information, so that the Company or its designated representative may make a forensic image and determine whether any Company-related information remains on any such devices. All Company-related information will be removed. Generally, the Company will make reasonable efforts to preserve files that Optionee identifies in advance as personal and return them to Optionee after confirmation that they do not contain Company-related information. Optionee understands, however, that despite reasonable efforts, it may not be possible to preserve and return personal files.
(e)               Remedy.  If Optionee breaches any of Optionee’s obligations set forth in this Section 4, all unvested, and all vested but unexercised, Options granted under this Agreement shall be immediately canceled and forfeited and any rights thereto shall become null and void.  Optionee also agrees to immediately return to the Company any shares of Common Stock issued to Optionee upon exercise of any Options granted hereunder which are still under Optionee’s control and to promptly reimburse to the Company the Fair Market Value (as measured on the exercise date of the Option with appreciation, if any, through the repayment date) of any such shares that are no longer under Optionee’s control.  The Company shall also be entitled to enforce the terms of this Section 4 and Optionee further agrees that the remedy of damages at law for breach by Optionee of any of the covenants and obligations contained in this Section 4 is an inadequate remedy.  In recognition of the irreparable harm that a violation by Optionee of the covenants and obligations in this Section 4 would cause the Company, or any company with which the Company has a business relationship, Optionee agrees that if Optionee breaches or proposes to breach, any provision of this Section 4, the Company

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shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach or proposed breach without showing or proving any actual damage to the Company, it being understood by Optionee and the Company that both damages and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.
(f)               Class Action Waiver and Arbitration Agreement.  Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration.  The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate.  Optionee and the Company agree to arbitrate solely on an individual basis, and that the agreement to arbitrate does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding.  The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding.  In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.
(g)                Reasonable and Necessary.  Optionee agrees that the covenants provided for in this Section 4 are reasonable and necessary to protect the Company and its confidential information, goodwill and other legitimate business interests and, without such protection, the Company’s customer and client relationships and competitive advantage would be materially adversely affected.  Optionee agrees that the provisions of this Section 4 are an essential inducement to the Company to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants with the Company to which Optionee may be bound.  Optionee further acknowledges that the restrictions contained in this Section 4 shall not impose an undue hardship on Optionee since Optionee has general business skills which may be used in industries other than that in which the Company conducts its business and shall not deprive Optionee of Optionee’s livelihood.  In exchange for Optionee agreeing to be bound by these reasonable and necessary covenants, the Company is providing Optionee with the benefits as set forth in this Agreement.  Optionee acknowledges and agrees that these benefits constitute full and adequate consideration for Optionee’s obligations hereunder.
(h)               Severability and Blue Penciling.  To the extent that any provision of this Section 4 shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Section 4 shall be adjudicated to be invalid or unenforceable, the Company and Optionee specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to

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the fullest extent allowed by law or public policy.  Optionee expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(i)               Company Defined.  For purposes of this Section 4, “Company” shall mean Patterson Companies, Inc., its affiliated and related entities, and any of their respective direct or indirect subsidiaries.
(j)                Survival.  Notwithstanding any termination of this Agreement or Optionee’s employment with the Company, whether or not the Options granted hereunder have in whole or in part vested or been exercised at that time, Optionee shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Optionee’s employment.
5.               Notices.  Any notice to the Company shall be addressed to it at its principal executive offices, located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.  Any notice to Optionee shall be addressed to him or her at the current home address on record with the Company.
6.               Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota without regard to choice of law principles.
7.                Company’s Insider Trading Policy Acknowledgement.  Optionee acknowledges that Optionee has received, or has had access to, the Company’s Securities Trading and Information Disclosure Policy effective as of June 10, 2024, or any subsequent version or iteration of such policy (the “Insider Trading Policy”).  Optionee acknowledges, agrees and understands that any purchase or sale of shares of Common Stock, including any shares of Common Stock issued in connection with this Option, or any attempted sale or transfer of the Option, are subject to and governed by the provisions of the Insider Trading Policy.  By executing this Agreement or accepting this Option, Optionee agrees to abide by and follow such the terms of the Insider Trading Policy.
The Company has caused this Agreement to be executed by a duly authorized officer.  Optionee has agreed to accept and execute this Agreement electronically using the grant acceptance procedures on Optionee’s E*TRADE Financial Services account.

EXHIBIT 10.9

Stock Options

Vesting Schedule

Vesting Date	%
Vesting Date 1	33.3%
Vesting Date 2	33.3%
Vesting Date 3	33.4%
100%